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                                                                    EXHIBIT 6.3




                                 AMENDMENT NO. 1

                         YARC SYSTEMS CORPORATION, INC.

                       1992 NONSTATUTORY STOCK OPTION PLAN


     Pursuant to the unanimous written consent of the Board of Directors of Yarc Systems Corporation, Inc. ("Yarc") dated January 23, 1995 and the written consent of shareholders of Yarc dated January 23, 1995, the number of shares of common stock of Yarc subject to Yarc's 1992 Nonstatutory Stock Option Plan is increased from Two Million (2,000,000) to Eight Million (8,000,000).